Exhibit 4.1

STANCORP FINANCIAL GROUP, INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 29, 2007

to

INDENTURE

Dated as of May 21, 2007

Fixed-to-Floating Rate Income Capital Obligation Notes® due 2067

FIRST SUPPLEMENTAL INDENTURE, dated as of May 29, 2007 (this “First Supplemental Indenture”), between StanCorp Financial Group, Inc., a corporation duly organized and existing under the laws of the State of Oregon (hereinafter called the “Company”) and U.S. Bank National Association, a national banking association, as trustee (hereinafter called the “Trustee”) under the Indenture dated as of May 21, 2007 between the Company and the Trustee (the “Base Indenture”, and together with this First Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of its subordinated debt securities (the “Securities”), which Securities are to be issued from time to time in such series as may be determined by the Company under the Indenture in an unlimited aggregate principal amount which may be authenticated and delivered as therein provided; and

WHEREAS, the terms of the Base Indenture are incorporated herein by this reference; and

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its Fixed-to-Floating Rate Income Capital Obligation Notes® due 2067 (such series hereinafter referred to as the “ICONs”), the form and substance of which, and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this First Supplemental Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument, in accordance with its terms, and to make the ICONs, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed and fulfilled; and

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this First Supplemental Indenture have been satisfied;

NOW, THEREFORE, in consideration of the purchase and acceptance of the ICONs by the holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form and substance of the ICONs and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein without definition shall have the meanings specified in the Base Indenture. In addition, the following terms used in this First Supplemental Indenture shall have the following meanings:

“Acceleration Date” means date of acceleration of the ICONs following an event of default during an Optional Deferral Period.

“Alternative Payment Mechanism” means the alternative payment procedure outlined in Section 2.05 hereof.

“Applicable Regulatory Authority” means any regulatory body, administrative agency or governmental body having jurisdiction over the Company or its subsidiaries, including any insurance regulatory authority.

“Base Indenture” has the meaning set forth in the introductory paragraph.

“Business Combination” means any transaction, immediately following the consummation of which more than 50% of the voting stock of the surviving entity or the Person to whom all or substantially all of the Company’s property or assets are conveyed, transferred or leased in such transaction, is owned by the stockholders of the other party to the transaction.

“Business Day” means any day which is not (i) a Saturday, a Sunday or a legal holiday, and (ii) a day on which banking institutions or trust companies located in New York City or St. Paul, Minnesota are authorized or obligated by law to close, and, on or after June 1, 2017, a day which is not a London Banking Day.

“Calculation Agent” means U.S. Bank National Association, or any other firm appointed by the Company, acting as Calculation Agent.

“Commercially Reasonable Efforts” to sell the Company’s Qualifying Securities means commercially reasonable efforts to complete the offer and sale of the Company’s Qualifying Securities to third parties that are not the Company’s subsidiaries in public offerings or private placements, subject to Section 2.05(c) and Section 2.05(d) hereof.

“Common Equity Issuance Cap” has the meaning set forth in Section 2.05(e)(i) hereof.

“Common Stock” means shares of common stock of the Company, including treasury shares and shares sold pursuant to the Company’s employee benefit plans.

“Company” has the meaning set forth in the introductory paragraph.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Premium Calculation Agent as having a maturity comparable to the term remaining from the early redemption date to June 1, 2017 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable term.

“Comparable Treasury Price” means, with respect to an early redemption date (i) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Premium Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Compounded Interest” has the meaning set forth in Section 2.02(e) hereof.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of the execution of this Indenture is located at 555 SW Oak Street, PL-6, Portland, Oregon 97204; provided, however, that with respect to payments on the Securities and any exchange, transfer, tender or surrender of the Securities, “Corporate Trust Office” means the office of the Trustee at U.S. Bank, N.A., 60 Livingston Avenue, St. Paul, Minnesota 55101 or such other or additional offices as may be specified by the Trustee.

“Current Stock Market Price” of the Company’s Common Stock on any date shall be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Company’s Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Company’s Common Stock is traded or quoted. If the Company’s Common Stock is not either listed or quoted on any U.S. securities exchange on the relevant date, the “current market price” shall be the last quoted bid price for the Company’s Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Company’s Common Stock is not so quoted, the “current market price” shall be the average of the mid-point of the last bid and ask prices for the Company’s Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Deferral Notice” has the meaning set forth in Section 2.02(e) hereof.

“Eligible Proceeds” means, for each relevant Interest Payment Date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to that Interest Payment Date from the issuance or sale of Qualifying Securities (excluding sales of Mandatorily Convertible Preferred Stock and Perpetual Non-cumulative Preferred Stock in excess of the Preferred Stock Issuance Cap) or, at the Company’s option, Qualifying Warrants, to Persons that are not the Company’s subsidiaries.

“Event of Default” has the meaning, with respect to the ICONs, set forth in Section 3.01 hereof.

“Final Maturity Date” means June 1, 2067.

“First Supplemental Indenture” has the meaning set forth in the Recitals.

“Fixed Rate Period” has the meaning set forth in Section 2.02(a) hereof.

“Floating Rate Period” has the meaning set forth in Section 2.02(a) hereof.

“Foregone Interest” has the meaning set forth in Section 2.02(f) hereof.

“ICONs” has the meaning set forth in Recitals.

“Indenture” has the meaning set forth in the introductory paragraph.

“Insolvency Event” means the entry by a court having jurisdiction in the premises of (i) (A) a decree or order for relief in respect of the Company or Standard, in an involuntary case or proceeding under the Federal Bankruptcy Code or other similar federal or state law or (B) a decree or order a judging the Company or Standard as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or Standard under any applicable federal or state law, or appointing a Custodian of the Company or Standard or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or (ii) the Company pursuant to or within the meaning of the Federal Bankruptcy Code or other similar applicable federal or state law: (V) commences a voluntary case or proceeding; (W) consents to the entry of an order for relief against it in an involuntary case or proceeding; (X) files a petition or answer or consent seeking reorganization or relief or consents to such filing or to the appointment of or taking possession by a Custodian of it or for all or substantially all of its property, and such Custodian is not discharged within 60 days; (Y) makes a general assignment for the benefit of its creditors; or (Z) admits in writing its inability to pay its debts generally as they become due.

“Intent-based Replacement Disclosure” means that the Company has publicly stated its intention, either in the prospectus or other offering document under which any Perpetual Non-cumulative Preferred Stock is initially offered for sale or in filings with the Securities and Exchange Commission made by the Company under the Exchange Act prior to or contemporaneously with the issuance of such Perpetual Non-cumulative Preferred Stock, that the Company shall redeem or purchase such Perpetual Non-cumulative Preferred Stock only with the proceeds of replacement capital securities that have terms and provisions at the time of redemption or purchase that are as or more equity-like than the Perpetual Non-cumulative Preferred Stock being redeemed or purchased, raised within 180 days prior to the applicable redemption or purchase date.

“Interest Payment Date” means the date on which interest is due and payable in accordance with Section 2.02(a) hereof, except that the final Interest Payment Date shall be the Maturity Date.

“Interest Period” means (i) the period beginning on and including June 1, 2007 and ending on but excluding the first Interest Payment Date, and (ii) each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Interest Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Make-whole Redemption Amount” means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal (discounted from June 1, 2017) and interest that would have been payable to and including June 1, 2017 (discounted from their respective Interest Payment Dates) on the ICONs to be redeemed (not including any portion of such payments of interest accrued to the redemption date) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points; plus accrued and unpaid interest (together with any Compounded Interest), on the principal amount of the ICONs being redeemed to the redemption date.

“Mandatorily Convertible Preferred Stock” means cumulative or non-cumulative preferred stock with (i) no prepayment obligation on the part of the issuer thereof, whether at the Company’s election of the holders or otherwise, and (ii) a requirement that the preferred stock convert into the Company’s Common Stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock, and is subject to customary anti-dilution adjustments.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(i) trading in securities generally on the New York Stock Exchange or any other national securities, futures or options exchange or over-the-counter market on which the Company’s Qualifying Securities are then listed or traded shall have been suspended or its settlement of such trading activity generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the Securities and Exchange Commission, by the relevant exchange or by another regulatory body or governmental authority having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, our Qualifying Securities;

(ii) the Company would be required to obtain the consent or approval of its stockholders or a regulatory body (including any securities exchange) or governmental authority to issue Qualifying Securities and the Company shall have failed to obtain that consent or approval notwithstanding the Company’s Commercially Reasonable Efforts to obtain that consent or approval;

(iii) a banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading in the Company’s Qualifying Securities has been materially disrupted;

(iv) a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in the Company’s Qualifying Securities has been materially disrupted;

(v) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis which, in the case of any of the foregoing, has resulted in market trading in the Company’s Qualifying Securities having been materially disrupted;

(vi) there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including as a result of terrorist activities, such that market trading in the Company’s Qualifying Securities has been materially disrupted;

(vii) an event occurs and is continuing as a result of which the offering document for the offer and sale of the Company’s Qualifying Securities would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (A) the disclosure of that event at the time the event occurs, in the Company’s reasonable judgment, would have a material adverse effect on the Company’s business or (B) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate that transaction; or

(viii) the Company reasonably believes that the offering document for the offer and sale of the Company’s Qualifying Securities would not be in compliance with a rule or regulation of the Securities and Exchange Commission and the Company is unable to comply with such rule or regulation, or such compliance is unduly burdensome, provided that no single suspension period described in this clause (viii) may exceed 90 consecutive days and multiple suspension periods may not exceed an aggregate of 180 days in any 360-day period.

“Maturity Date” means the later of the Final Maturity Date or any date on which the ICONs are redeemed, in whole or in part.

“MDE Certification” means an Officer’s Certificate of the Company delivered in advance of an Interest Payment Date certifying that:

(i) a Market Disruption Event was existing after the immediately preceding Interest Payment Date; and

(ii) either (A) the Market Disruption Event continued for the entire 180-day period to the Business Day immediately preceding the date on which such certification is provided, or (B) the Market Disruption Event continued for only part of such period but the Company was unable after Commercially Reasonable Efforts to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such MDE Certification is being delivered; and identifying the type of Market Disruption Event that has occurred with respect to the applicable Interest Payment Date, and the date(s) on which such event occurred or existed.

“MoneyLine Telerate Page” means the display on MoneyLine Telerate, Inc., or any successor service, on Telerate Page 3750 or any replacement page or pages on that service.

“Note” means that certain Note numbered R-1 in the principal amount of $300,000,000 issued hereunder on May 29, 2007 and bearing CUSIP No. 852891 AB6.

“Officers’ Certificate” means, for purposes of any action under the Indenture relating to ICONs, a certificate signed by the Chief Executive Officer, the President, or any Senior Vice President and by the Chief Financial Officer, Treasurer, Controller, an Assistant Controller or an Assistant Treasurer of the Company. Each such certificate shall include the statements provided for in Section 13.05 of the Base Indenture, if and to the extent required by the provisions thereof.

“Optional Deferral Period” means any period during which the Company has elected to defer payments of interest on the ICONs in accordance with Section 2.02(e) hereof, commencing on the first day of a quarterly or semi-annual Interest Period, as applicable, in which interest is first deferred, and ending on the date on which all outstanding accrued and unpaid deferred interest is paid.

“Other Covenant Default” has the meaning set forth in Section 3.02 hereof.

“Parity Debt Securities” has the meaning set forth in Section 2.03(b) hereof.

“Parity Guarantees” has the meaning set forth in Section 2.03(c) hereof.

“Parity Securities” has the meaning set forth in Section 2.03(c) hereof.

“Par Redemption Amount” means a cash redemption price equal to 100% of the principal amount of the ICONs to be redeemed, plus accrued and unpaid interest, together with any Compounded Interest on such ICONs equal to and including the redemption date.

“Permitted Remedies” means, with respect to any securities, one or more of the following remedies: (i) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded) and (ii) complete or partial prohibitions on the issuer paying distributions on or repurchasing common stock or other securities that rank pari passu with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Perpetual Non-cumulative Preferred Stock” means shares of the Company’s perpetual non-cumulative preferred stock that: (i) rank pari passu with or junior to the Company’s other preferred stock then outstanding, if any; (ii) contain no remedies other than Permitted Remedies; and (iii)(A) is subject to Intent-based Replacement Disclosure and has a provision that prohibits the Company from making any distributions thereon upon the Company’s failure to satisfy one or more financial tests set forth therein or (B) is subject to a Qualifying Replacement Capital Covenant.

“Preferred Stock Issuance Cap” has the meaning set forth in Section 2.05(e)(ii).

“Premium Calculation Agent” means U.S. Bank National Association, or any other firm appointed by the Company or, if that firm is unwilling or unable to select the Comparable Treasury Issue or calculate the Make-whole Redemption Amount or Special Event Make-whole Redemption Amount, an investment banking institution of national standing appointed by the Company.

“Qualifying Replacement Capital Covenant” means a replacement capital covenant that is substantially similar to the Replacement Capital Covenant or a replacement capital covenant, as identified by the Company’s board of directors acting in good faith and in its reasonable discretion and reasonably interpreting the definitions and other terms of the Replacement Capital Covenant, (i) entered into by an issuer that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the related issuer from redeeming, repaying, purchasing or defeasing identified securities except to the extent of the specified percentage of the net proceeds from the issuance of specified replacement capital securities that have terms and provisions at the time of redemption, repayment, purchase or defeasance that are as or more equity-like than the securities then being redeemed, repaid, purchased or defeased within the 180-day period prior to the applicable redemption, repayment, purchase or defeasement date.

“Qualifying Securities” means shares of the Company’s Common Stock; Mandatorily Convertible Preferred Stock; and/or Perpetual Non-cumulative Preferred Stock.

“Qualifying Warrants” means net share settled warrants to purchase shares of the Company’s Common Stock that have an exercise price greater than the Current Stock Market Price of the Company’s common stock as of their date of issuance, that the Company is not entitled to redeem for cash and that the holders of which are not entitled to require the Company to repurchase for cash in any circumstance. The Company intends that any Qualifying Warrant issued in accordance with the Alternative Payment Mechanism shall have an exercise price at least 10% greater than the Current Stock Market Price as of its date of issuance.

“Rating Agency” means any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that currently publishes a rating for the Company.

“Rating Agency Event” means a change by any Rating Agency to its equity credit criteria for securities such as the ICONs, as such criteria is in effect on May 23, 2007 (the “Current Criteria”), which change results in (i) the length of time for which such current equity credit is scheduled to be in effect is shortened with respect to the ICONs, or (ii) a lower equity credit being given to the ICONs as of the date of such change than the equity credit that would have been assigned to the ICONs as of the date of such change by such Rating Agency pursuant to its Current Criteria.

“Reference Treasury Dealer” means Merrill Lynch & Co. and its successors, provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”) the Company shall substitute therefor another primary treasury dealer, and (2) any other primary treasury dealers selected by the Premium Calculation Agent after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any early redemption date, the average, as determined by the Premium Calculation Agent, of the bid and ask prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Premium Calculation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Replacement Capital Covenant” means the Replacement Capital Covenant dated of even date herewith, as amended or supplemented from time to time, executed by the Company in favor of the holders of the Company’s 6.875% Senior Notes due 2012 issued pursuant to the indenture and the first supplemental indenture thereto, in each case dated as of September 25, 2002 by and between the Company and the Trustee.

“Securities” shall have the meaning set forth in the Recitals hereto.

“Senior Indebtedness” has the meaning set forth in Section 4.01.

“Special Event Make-whole Redemption Amount” means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal (discounted from June 1, 2017) and interest that would have been payable to and including June 1, 2017 (discounted from their respective Interest Payment Dates) on the ICONs to be redeemed (not including any portion of such payments of interest accrued to the redemption date) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points; plus accrued and unpaid interest, together with any Compounded Interest, on the principal amount of the ICONs being redeemed to the redemption date.

“Standard” means The Standard Insurance Company, an Oregon corporation.

“Tax Event” means the receipt by the Company of an opinion of counsel, rendered by a law firm with experience in such matters, to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision interpreting or applying such laws or regulations, or (c) a threatened challenge asserted in connection with an audit of the Company or any of its subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge becomes publicly known on or after the date of initial issuance of the Securities, there is more than an insubstantial increase in the risk that interest accruing or payable by the Company on the Securities is not or, at any time subsequent to the Company’s receipt of such opinion, will not be, wholly deductible by the Company for U.S. Federal income tax purposes.

“Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate Page (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

“Three-month LIBOR” means, with respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period and ending on the next Interest Payment Date (the “Relevant Period”) that appears on MoneyLine Telerate Page 3750 as of 11:00 a.m. (London time) on the

LIBOR Determination Date for that Interest Period. If such rate does not appear on MoneyLine Telerate Page 3750, Three-month LIBOR shall be determined on the basis of the rates at which deposits in U.S. dollars for the Relevant Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Interest Period. The Calculation Agent shall request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Interest Period shall be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Interest Period shall be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the first day of that Interest Period for loans in U.S. dollars to leading European banks for the Relevant Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Interest Period shall be the same as Three-month LIBOR as determined for the previous Interest Period or, in the case of the Interest Period beginning on June 1, 2017, 5.36%. The establishment of Three-month LIBOR for each three-month Interest Period beginning on or after June 1, 2017 by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“Treasury Rate” means, with respect to any date of redemption, the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated H. 15(519) or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the term remaining from the early redemption date to June 1, 2017) yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Trustee” has the meaning set forth in the introductory paragraph.

ARTICLE II

GENERAL TERMS AND CONDITIONS

Section 2.01 Pursuant to Sections 2.01 and 3.01 of the Base Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation; Principal Amount; Authorized Denomination. There is hereby established by the Company and authenticated and delivered by the Trustee on the date hereof, a series of Securities of the Company designated its “Fixed-to-Floating Rate Income Capital Obligation Notes® due 2067” (also referred to as the “ICONs”) limited in the initial aggregate principal amount to $300,000,000; provided, however, that the aggregate principal amount of the ICONs may be increased in the future without the consent of the holders on the same terms and conditions as the ICONs, except for issue date, issue price and, if applicable, the initial Interest Payment Date. Additional ICONs issued in this manner will be consolidated with, and will form a single series with, the previously outstanding ICONs unless such additional ICONs will not be treated as fungible with the previously issued and outstanding ICONs for U.S. federal income tax purposes.

(b) Maturity; Denominations. The ICONs shall mature and the principal shall be due and payable, together with all accrued and unpaid interest thereon (including Compounded Interest), on the Final Maturity Date, subject to the provisions of the Indenture relating to acceleration and maturity. The ICONs shall be issued only in fully registered form without coupons in denominations of $1,000 and integral multiples thereof.

(c) Form. The ICONs shall be issued in the form set forth in Exhibit A hereto, with such modifications thereto as may be approved by the authorized officer executing same.

(d) Authorized Actions of Certain Officers Under the Indenture. Any action permitted or required under the Base Indenture to be taken by the Company’s Chief Executive Officer or the President, may be taken by the Company’s Senior Vice President and Chief Financial Officer. In connection with the ICONs, notwithstanding Section 2.04 of the Base Indenture, the Company may deliver Securities of any series executed by the Company to the Trustee for authentication, together with a written order of the Company for the authentication and delivery of such Securities, signed by its Chief Executive Officer or President and by its Senior Vice President and Chief Financial Officer, Treasurer or Assistant Treasurer, Controller or Assistant Controller, and the Trustee in accordance with such written order shall authenticate and deliver such Securities.

(e) Security Registrar. The Trustee is appointed to act as security registrar for the ICONs.

(f) Tax Treatment of ICONs. The Company agrees and, by investing in the ICONs, each beneficial owner agrees, to treat the ICONs as indebtedness for U.S. federal income tax purposes.

Section 2.02 Interest; Payments.

(a) Interest Rate. Interest shall accrue on the outstanding principal amount of the ICONs from the date of initial issuance to but excluding June 1, 2017, or their earlier redemption (the “Fixed Rate Period”) at an annual interest rate equal to 6.90% per annum, and subject to Section 2.02(e) (Optional Deferral), shall be payable semi-annually in arrears on June 1 and December 1 of each year. If not earlier redeemed, the ICONs shall accrue interest from and including June 1, 2017 to but excluding the Maturity Date (the “Floating Rate Period”) at an annual rate equal to Three-month LIBOR plus 2.51%, and subject to Section 2.02(e) (Optional Deferral), shall be payable quarterly in arrears on June 1, September 1, December 1 and March 1 of each year. Interest shall be payable beginning on December 1, 2007. Interest accrued but unpaid shall be compounded each succeeding Interest Payment Date at the then-applicable interest rate.

(b) Payments. The Company shall pay all accrued interest from and including the later of the issue date and the last date in respect of which interest has been paid or duly provided for to, but not including, the next succeeding Interest Payment Date or the Maturity Date, as the case may be. The amount of interest payable for any full interest payment period during the Fixed Rate Period shall be computed on the basis of a 360-day year comprised of twelve 30-day months and during the Floating Rate Period on the basis of a 360-day year and the actual number of days elapsed. The amount of interest payable for any period shorter than a full Interest Period for which interest is computed shall be computed on the basis of 30-day months and, for periods of less than a 30-day month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the ICONs is not a Business Day, payment of the interest payable on such date shall be made (i) with respect to Interest Payment Dates during the Fixed Rate Period, on the next succeeding day that is a Business Day without any interest or other payment in respect of any such delay, and (ii) with respect to Interest Payment Dates during the Floating Rate Period, on the next succeeding day that is a Business Day, unless such date falls in the next calendar month, in which case the preceding Business Day, except that if any of the Interest Payment Dates during the Floating Rate Period falls on a date fixed for redemption or repayment, and such day is not a Business Day, the interest payment due on that date shall be postponed to the next day that is a Business Day without any interest or other payment in respect of any such delay in connection with such redemption or repayment. To the extent permitted by applicable law, interest not paid on the applicable Interest Payment Date shall accrue and compound on each Interest Payment Date, at a rate per year equal to the then applicable rate of interest on the ICONs until paid.

(c) Place of Payment. The principal of and the interest on the ICONs, as well as any premium thereon in case of redemption thereof prior to maturity, shall be payable in the coin or currency of the United States of America which at the time is legal tender for public and private debt, at the office or agency of the Company maintained for that purpose in the City of St. Paul, Minnesota (which, unless changed, shall be the Corporate Trust Office of the Trustee). At the Company’s option, payments on the ICONs may also be made (i) by checks mailed on the relevant payment date by the Trustee to the holders entitled thereto at their registered addresses or (ii) to a holder of $1,000,000 or more in aggregate principal amount of the ICONs of who has delivered a written request to the Trustee at least 14 days prior to the relevant payment date electing to have payments made by wire transfer to a designated account in the United States, by wire transfer of immediately available funds to such designated account; provided that, in either case, the payment of principal with respect to the ICONs will be made only upon surrender thereof to the Trustee. Each ICON shall be dated the date of its authentication.

(d) Record Dates. For so long as the ICONs are represented by one or more global certificates, interest in respect of each ICON will be payable on each Interest Payment Date to the Person in whose name the ICON is registered at the close of business on the Business

Day next preceding the Interest Payment Date, which shall be the record date for such Interest Payment Date. In the event the ICONs at any time are not represented solely by one or more global certificates, the Company shall have the right to select different record dates, which shall be at least one Business Day before an Interest Payment Date.

(e) Optional Deferral. Subject to Section 2.03 (Dividend Stopper), and so long as no Event of Default has occurred and is continuing, the Company may (i) defer one or more payments of interest on the ICONs at any time and from time to time for up to five consecutive years, and (ii) subject to Section 2.05 (Alternative Payment Mechanism), may defer one or more payments of interest on the ICONs for up to ten consecutive years; provided, however, that no Optional Deferral Period shall end on a date other than an Interest Payment Date, nor shall any Optional Deferral Period extend beyond the Final Maturity Date. Deferred interest on the ICONs will continue to accrue during any Optional Deferral Period at the then-applicable interest rate, compounded on each Interest Payment Date to the extent permitted by applicable law (“Compounded Interest”). Subject to Section 2.05 (Alternative Payment Mechanism), no interest will be due an payable on the ICONs until the end of an Optional Deferral Period except upon a redemption of the ICONs or the acceleration of the ICONs following an Event of Default during an Optional Deferral Period. With respect to each Optional Deferral Period, the Company shall deliver to the Trustee written notice of any optional deferral pursuant to this clause at least 15 and not more than 30 Business Days prior to the relevant Interest Payment Date (“Deferral Notice”). Upon delivery of any Deferral Notice to the Trustee, such notice shall become irrevocable.

(i) On any Interest Payment Date during an Optional Deferral Period, the Company covenants not to pay any accrued and unpaid interest (including Compounded Interest) on the ICONs except on an Interest Payment Date and except in an aggregate amount for each Interest Payment Date that does not exceed the Eligible Proceeds with respect to such Interest Payment Date raised by the Company in accordance with Section 2.05, except that the Company may pay interest for the current Interest Period from any source of funds. Notwithstanding the foregoing, the Company may pay accrued and unpaid interest on the ICONs from any source on the Maturity Date, the Acceleration Date, or upon the occurrence of a Business Combination.

(ii) Upon payment of all accrued and unpaid deferred interest on the ICONs, the Company may again elect to defer interest as provided in Section 2.02(e), but in no event may any Optional Deferral Period extend beyond the Maturity Date.

(f) Certain Insolvency Events. By accepting the ICONs, each holder agrees that if there is an Insolvency Event in respect of the Company prior to the Maturity Date, such holder shall have no claim for, and thus no right to receive, deferred and unpaid interest (including Compounded Interest) that has not been settled through the application of the Alternative Payment Mechanism to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including Compounded Interest with respect to the first two years of such accumulated and unpaid interest) on such holder’s ICONs (such foregone interest, referred to as the “Foregone Interest”).

Section 2.03 Dividend Stopper. Except as otherwise provided in subsection (d) below, during any Optional Deferral Period, the Company shall not, and shall not permit any Subsidiary of the Company to:

(a) Declare or pay any dividends or distributions on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock, other than (i) any purchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (A) any employment contract, employee or benefit plan or other similar arrangement, (B) a dividend reinvestment or stockholder purchase plan, or (C) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Optional Deferral Period; (ii) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock; (iii) any purchase of, or payment of cash in lieu of, fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (iv) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or repurchase of rights pursuant thereto; or (v) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock assumable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks junior to such stock;

(b) Make any payment of principal of, or premium, if any, or interest on, or repay, repurchase, redeem or defease any debt securities issued by the Company that rank equally with or junior to the ICONs, other than any payment of interest in respect of debt securities that rank equally with the ICONs (“Parity Debt Securities”) made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such Parity Debt Securities, on the one hand, and (2) accrued and unpaid amounts on the ICONs, on the other hand; or

(c) Make any guarantee payments with respect to the foregoing, if such guarantee ranks equally with or junior to the ICONs, other than any payment in respect of guarantees that rank equally with the ICONs (“Parity Guarantees” and, together with the Parity Debt Securities, the “Parity Securities”) made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such Parity Guarantees, on the one hand, and (2) accrued and unpaid amounts on the ICONs, on the other hand.

(d) Notwithstanding the foregoing, the Company shall be permitted to make (i) any payment of current interest in respect of Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the ICONs) and any payments of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities; provided that such payments are made in accordance with Section 2.05(i) hereof, to the extent it applies; or any payment of principal in respect of Parity Securities having the same redemption date as the ICONs, as required under a provision of such Parity Securities that is substantially the same as that provided under Section 2.06 hereof and that is made on a pro rata basis among one or more series of Parity Securities having such a provision and the ICONs.

(e) If any Optional Deferral Period lasts longer than one year, the Company shall not, subject to the exceptions contemplated in this Section or unless required to do so by any Applicable Regulatory Authority, repurchase, or permit the Company’s subsidiaries to purchase, any of the Company’s securities that rank equally with or junior to the ICONs for a one-year period following the date on which all deferred interest has been paid pursuant to the Alternative Payment Mechanism; provided that such one-year extension shall not apply to any Optional Deferral Period that ends on the next Interest Payment Date immediately following the consummation of a Business Combination.

Section 2.04 Sinking Fund. The ICONs shall not be subject to any sinking fund or analogous provisions.

Section 2.05 Alternative Payment Mechanism.

(a) On the fifth anniversary of the beginning of an Optional Deferral Period (if on such date such Optional Deferral Period has not ended) or, if earlier, immediately following the first Interest Payment Date during an Optional Deferral Period on which the Company elects to pay current interest, the Company covenants to continuously use its Commercially Reasonable Efforts to issue Qualifying Securities and/or, at the Company’s option, its Qualifying Warrants until it has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest on the ICONs that shall be accrued and unpaid as of the next Interest Payment Date (other than interest accruing during the final interest period of the ICONs, which can be paid from any source). Such obligation shall continue until all accrued and unpaid deferred interest has been paid in full.

(b) Eligible Proceeds (i) received by the Company from the sale of Qualifying Securities and/or, at its option, Qualifying Warrants during the 180 days prior to any Interest Payment Date as to which the Company is required to use the Alternative Payment Mechanism, and (ii) designated by the Company at or before the time of such sale as available to pay interest on the ICONs will, at the time such proceeds are delivered to the Trustee to satisfy the relevant interest payment, be deemed to satisfy the Company’s obligations to pay interest on the ICONs pursuant to the Alternative Payment Mechanism provided such Eligible Proceeds are sufficient to pay the then-outstanding amount of deferred interest.

(c) Notwithstanding the foregoing, the Company shall not be required to use Commercially Reasonable Efforts to issue Qualifying Securities or Qualifying Warrants to satisfy the Company’s obligation to pay accrued and unpaid deferred interest: (i) during the existence of any Market Disruption Event (but in no event beyond the tenth anniversary of the commencement of any Optional Deferral Period), so long as the Company has delivered an MDE Certification to the Trustee no more than 20 and no fewer than 10 Business Days in advance of an Interest Payment Date, (ii) if doing so would be contrary to the instructions or rulings of any Applicable Regulatory Authority, (iii) if there has occurred a Business Combination and the outstanding deferred interest on the ICONs has been paid through the first Interest Payment Date following the consummation of such Business Combination; (iv) on the Final Maturity Date; or (v) on the Acceleration Date.

(d) The Company shall be deemed to have made Commercially Reasonable Efforts to sell its Qualifying Securities during a Market Disruption Event regardless of whether the Company make any offers or sales during such Market Disruption Event. For the avoidance of doubt, the Company shall not be considered to have made Commercially Reasonable Efforts to effect a sale of the Company’s Qualifying Securities if the Company determines to not pursue or complete such sale due to pricing, dividend rate, coupon or dilution considerations.

(e) Notwithstanding anything hereinto the contrary, in no event shall the Company:

(i) be required to issue Common Stock or Qualifying Warrants prior to the fifth anniversary of the commencement of an Optional Deferral Period to the extent that the number of such shares of Common Stock and the shares underlying such Qualifying Warrants, as of the date of their issuance, would exceed 2% of the total number of issued and outstanding shares of the Company’s Common Stock as of the date of the Company’s most recent publicly available consolidated financial statements (the “Common Equity Issuance Cap”);

(ii) be permitted to issue Mandatorily Convertible Preferred Stock and Perpetual Non-cumulative Preferred Stock to the extent that the net proceeds of any issuance of Mandatorily Convertible Preferred Stock and/or Perpetual Non-cumulative Preferred Stock applied, together with the net proceeds of all prior issuances of any still-outstanding Mandatorily Convertible Preferred Stock and/or Perpetual Non-cumulative Preferred Stock applied during the current and all prior Optional Deferral Periods to pay interest on the ICONs pursuant to the Alternative Payment Mechanism, would exceed 25% of the aggregate principal amount of the ICONs initially issued under this Indenture (the “Preferred Stock Issuance Cap”); and

(iii) be obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the ICONs; however, the Company may, at the Company’s option, issue Qualifying Warrants and use the proceeds from such issuance to pay deferred interest on the ICONs, subject to the Common Equity Issuance Cap.

(f) Upon attainment of the Common Equity Issuance Cap for an Optional Deferral Period, the Company shall not be obligated under this Section to issue more Common Stock prior to the fifth anniversary of the commencement of an Optional Deferral Period even if the number of outstanding shares of the Company’s Common Stock subsequently increases (although the Company may do so at its option). The Common Equity Issuance Cap shall cease to apply with respect to an Optional Deferral Period following the fifth anniversary of the commencement of an Optional Deferral Period, at which time the Company shall repay any deferred interest, regardless of the time at which it was deferred, using the Alternative Payment Mechanism, subject to any Market Disruption Event. In addition, if the Common Equity Issuance Cap is reached during an Optional Deferral Period and the Company subsequently repays all deferred interest, the Common Equity Issuance Cap shall cease to apply with respect to an Optional Deferral Period at the termination of such Optional Deferral Period and shall not apply again unless and until the Company starts a new Optional Deferral Period.

(g) The Company covenants to apply all Eligible Proceeds raised pursuant to this Section to the payment of accrued and unpaid interest on the applicable Interest Payment Date until all accrued and unpaid interest shall have been paid in full.

(h) Interest payments made pursuant to this Section shall be applied in chronological order beginning with the earliest Interest Period for which interest (including Compounded Interest) has not been paid in full and for which such interest must be paid pursuant to this Section.

(i) Eligible Proceeds shall be applied to deferred interest on the ICONs and on other securities that rank equally with the ICONs that contain requirements to pay interest similar to the terms of the Alternative Payment Mechanism hereunder, on a pro rata basis towards the Company’s obligations to pay interest on the ICONs and such equally ranking securities in proportion to the aggregate amounts that are due on the ICONs and such securities, or on such other basis as any Applicable Regulatory Authority may instruct (taking into account the availability of proceeds of securities other than the Qualifying Securities described herein to settle deferred interest under any such other securities). Notwithstanding the foregoing, a partial payment shall be applied only to pay current interest to the extent that the source of such partial payment is other than proceeds from the sale of Qualifying Securities, and to optionally deferred interest payments, to the extent that the source of such partial payment is the sale of Qualifying Securities.

(j) The Alternative Payment Mechanism shall not apply to the payment of current interest.

Section 2.06 Redemption.

(a) Redemption Date; Redemption Amount. The ICONs are redeemable at the Company’s option prior to the Final Maturity Date and on any date that is an Interest Payment Date:

(i) in whole or in part, on one or more occasions at any time on or after June 1, 2017, at a cash redemption price equal to the Par Redemption Amount;

(ii) in whole or in part, on one or more occasions at any time prior to June 1, 2017, in cases not involving a Tax Event or Rating Agency Event, at a cash redemption price equal to the greater of the Par Redemption Amount and the Make-whole Redemption Amount;

(iii) in whole, but not in part, at any time prior to June 1, 2017 and within 180 days after the occurrence of a Tax Event, at a cash redemption price equal to the Par Redemption Amount; or

(iv) in whole, but not in part, at any time prior to June 1, 2017 and within 180 days after the occurrence of a Rating Agency Event, at a cash redemption price equal to the greater of the Par Redemption Amount or the Special Event Make-whole Redemption Amount.

(b) Special Events. With respect to any redemption of ICONs as a result of a Tax Event or a Rating Agency Event, the date fixed for such redemption shall be within 180 days following the occurrence of the Tax Event or Rating Agency Event, as applicable; provided, however, that if at that time the Company is able to eliminate, within the 180-day period, the Tax Event or the Rating Agency Event by taking some ministerial action (such as making an election or filing a form) that has no adverse effect on the Company or the holders, the Company agrees to pursue such action in lieu of redemption. The Company may not redeem the ICONs while it is pursuing such measures.

(c) Notice.

(i) The Company shall provide the Trustee at least 30 days notice (or shorter period as agreed upon by the Trustee) prior to the date fixed for redemption of the Company’s election to redeem ICONs. The Company shall, or shall cause the Trustee to, mail, notice of every redemption of ICONs by first class mail, postage prepaid, addressed to the holders to be redeemed at their respective last addresses appearing on the register. Such mailing shall not be less than 15 days nor more than 30 days before the date fixed for redemption (each, a “Notice Date”). Any notice mailed as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing of such notice, to any holder designated for redemption shall not affect the redemption of any other ICONs. Each notice shall state (i) the redemption date; (ii) the redemption price; (iii) that the ICONs are being redeemed pursuant to the Indenture or the terms of the ICONs together with the facts permitting such redemption; (iv) if less than all outstanding ICONs are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular ICONs to be redeemed; (v) the place or places where the ICONs are to be redeemed; and (vi) that interest on the ICONs to be redeemed shall cease to accrue on the redemption date.

(ii) Any ICONs to be redeemed pursuant to the aforementioned notice shall, on the date fixed for redemption, become due and payable at the applicable redemption price. From and after such date such ICONs shall cease to bear interest. Upon surrender of any such ICONs for redemption in accordance with said notice, such ICONs shall be paid by the Company at the applicable redemption price. If any ICONs called for redemption are not so paid upon surrender thereof for redemption, the redemption price shall, until paid, bear interest from the redemption date at the rate prescribed therefor in the ICONs. Any ICONs redeemed only in part shall be surrendered in accordance with the provisions of the Base Indenture. In exchange for the unredeemed portion of such surrendered ICONs, the Trustee shall issue new ICONs in an aggregate principal amount equal to the unredeemed portion.

Section 2.07 Global Securities. The ICONs shall be issued in the form of one or more global securities and registered in the name of the Depository, which shall initially be The Depository Trust Company or its nominee. The ICONs represented by a global security will not be exchangeable for, and will not otherwise be issuable as, ICONs in certificated form, except as provided in Section 2.11 of the Base Indenture. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for ICONs registered in such names as the Depository shall direct. The global securities described above may not be transferred except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or to a successor Depository or its nominee. Owners of beneficial interests in such global securities will not be considered the holders thereof for any purpose under the Indenture, and no global security representing an ICON shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the Depository or its nominee or to a successor Depository or its nominee. The rights of holders of such global securities shall be exercised only through the Depository.

ARTICLE III

EVENTS OF DEFAULT

Section 3.01 Events of Default. In lieu of the Section 6.01(a) of the Base Indenture, with respect to the ICONs only, each of the following events or conditions shall constitute an Event of Default hereunder and under the Indenture:

(a) failure by the Company to pay interest (including Compounded Interest) in full on any ICONs for a period of 30 days after the conclusion of a period of ten consecutive years following the commencement of any Optional Deferral Period or on the Final Maturity Date;

(b) failure by the Company to pay the principal of, or premium, if any, on the ICONs when due;

(c) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under the Federal Bankruptcy Code or other similar federal or state law or (ii) a decree or order a judging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a Custodian of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; and

(d) the Company pursuant to or within the meaning of the Federal Bankruptcy Code or other similar applicable federal or state law: (i) commences a voluntary case or proceeding; (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding; (iii) files a petition or answer or consent seeking reorganization or relief or consents to such filing or to the appointment of or taking possession by a Custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) admits in writing its inability to pay its debts generally as they become due.

Section 3.02 Other Covenant Defaults. Events of Default with respect to the ICONs shall not include the failure to comply with or the breach of other covenants of the Company in the Indenture with respect to the ICONs (each an “Other Covenant Default”), including the covenant for the Company to use Commercially Reasonable Efforts to sell Qualifying Securities through the Alternative Payment Mechanism as described herein. Accordingly, an Other Covenant Default will not result in the acceleration of payment of the ICONs. Although an Other Covenant Default will not constitute an Event of Default, it will otherwise constitute a default under the Indenture. An Other Covenant Default will only give rise to a right of action against the Company if it continues for 90 days after delivery of written notice to the Company from the Trustee or to the Company and the Trustee from the holders of a majority in principal amount of the ICONs, subject to the terms of this Indenture which holders may also direct the Trustee to bring a proceeding against the Company.

Section 3.03 Section 6.01(b) of the Base Indenture. In lieu of the Section 6.01(b) of the Base Indenture, with respect to the ICONs, the following shall apply:

In each and every such case (other than an Event of Default specified in Sections 3.01(c) or 3.01(d)), unless the principal of all the Securities of that series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Securities of that series then Outstanding hereunder, by notice in writing to the Company (and to the Trustee if given by such Securityholders), may declare the principal and premium, if any, and all accrued and unpaid interest on all the Securities of that series to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything contained in this Indenture or in the Securities of that series or established with respect to that series pursuant to Section 2.01 hereof to the contrary notwithstanding. If an Event of Default specified in Sections 3.01(c) or 3.01(d) with respect to Securities at the time Outstanding occurs, the principal amount of all the Securities of that series shall automatically and without declaration or other action on the part of the Trustee or any holder, become immediately due and payable. The Company shall file with the Trustee written notice of the occurrence of any Event of Default within five Business Days of the Company’s becoming aware of any such Event of Default. However, the payment of principal, premium, if any, and interest on the ICONs will remain subordinated to the extent provided in Article IV below.

Section 3.04 Limitation on Proceedings. Holders of the ICONs may not themselves institute a proceeding against the Company on account of an Other Covenant Default unless, among other things, the Trustee fails to institute such a proceeding, subject to the terms of the this Indenture. However, the holders of 25% in principal amount of the ICONs may direct the Trustee to bring such a proceeding if an Other Covenant Default continues for a period of 90 days after delivery of specified notice to the Company from the Trustee or to the Company and the Trustee from the holders of a majority in principal amount of the ICONs, subject to the terms of this Indenture. Except with respect to covenants relating to the obligation of the Company to file periodic or other reports and an annual statement with respect to this Indenture defaults, this Indenture will not require the Trustee to take any action in case of an Other Covenant Default (other than to give notice of such Other Covenant Default to the holders of the ICONs under certain circumstances, as described below) unless so directed by the holders of the ICONs. In the case of an Other Covenant Default resulting from the failure or breach in regard to the obligation of the Company hereunder to file periodic or other reports or the annual statement with respect to defaults, such Other Covenant Default, after its continuance for 90 days after delivery of such specified notice, will be treated under this Indenture as if it were an event of default with respect to the ICONs, and the Trustee will have all of the rights, duties and obligations, and the holders of the ICONs will have all of the rights, in respect of such Other Covenant Default as if such Other Covenant Default were such an event of default, except that there will be no right to accelerate the payment of the ICONs. As to both Events of Default and Other Covenant Defaults, holders of the ICONs only have the right to institute a direct action against the Company upon compliance with the conditions specified in this Article III and Article Six of the Base Indenture.

Section 3.05 Section 6.07 of the Base Indenture. In lieu of the Section 6.07 of the Base Indenture, with respect to the ICONs, the following shall apply:

The Trustee shall, within 90 days after the occurrence of a default with respect to the ICONs, transmit by mail, first class postage prepaid, to the holders of Securities of that series, as their names and addresses appear upon the Security Register, notice of all defaults with respect to that series known to the Trustee, unless such defaults shall have been cured or waived before the giving of such notice (the term “defaults” for the purposes of this Section being hereby defined to be the Events of Default as defined in Section 3.01 and Other Covenant Defaults as defined in Section 3.02), not including any grace periods provided for therein and irrespective of the giving of notice provided for by Section 3.02); provided, that, except in the case of default in the payment of the principal of (or premium, if any) or interest on any of the Securities of ICONs, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the holders of Securities of that series; provided further, that in the case of any default of the character specified in Section 3.02 with respect to Securities of that series, no such notice to the holders of the Securities of that series shall be given until at least 30 days after the occurrence thereof.

The Trustee shall not be deemed to have knowledge of any default, except (i) a default under Section 3.01(a) or (b) as long as the Trustee is acting as paying agent for such series of Securities or (ii) any default as to which the Trustee shall have received written notice or a Responsible Officer charged with the administration of this Indenture shall have actual knowledge or obtained written notice.

ARTICLE IV

SUBORDINATION

Section 4.01 Subordination. The subordination provisions of Article Fourteen of the Base Indenture shall apply; provided, however, that for the purposes of the ICONs (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the definition of “Senior Indebtedness” in the Base Indenture is hereby amended in its entirety to read as follows:

“Senior Indebtedness” means principal of, and interest and premium, if any, on, and any other amounts payable in respect of, the following:

(a) all of the Company’s indebtedness, whether outstanding on the date of the initial issuance of the ICONs or thereafter created, incurred or assumed, which is for money borrowed (including trust preferred securities of statutory trusts and related subordinated debentures and guarantees issued under the subordinated indenture), or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

(b) all obligations issued or assumed by the Company as the deferred purchase price of property, all of the Company’s conditional sale obligations, and all hedging agreements and agreements of a similar nature;

(c) all of the Company’s obligations under leases required or permitted to be capitalized under generally accepted accounting principles;

(d) any indebtedness of others of the kinds described in clause (a) above for the payment of which the Company is responsible or liable as guarantor or otherwise;

(e) amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness; and

(f) fees owing to the Trustee under the Indenture.

The Senior Indebtedness will continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, “Senior Indebtedness” will not include (1) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (i.e., trade accounts payable), which will rank equally in right of payment and upon liquidation with the ICONs, (2) any indebtedness which by its terms ranks equally with or is subordinated to the ICONs in right of payment or upon liquidation, (3) indebtedness owed by the Company to its Subsidiaries, which also will rank equally in right of payment and upon liquidation to the ICONs, and (4) any liability for Federal, state, local or other taxes owed or owing by the Company or its Subsidiaries.

Section 4.02 Limitation on Payments.

(a) No direct or indirect payment, in cash, property or securities, by set-off or otherwise, may be made or agreed to be made on account of the ICONs including in respect of any repayment, redemption, retirement, purchase or other acquisition of the ICONs, if: (i) the Company defaults in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity and written notice of such event of default, requesting that payments on the ICONs cease, is given to the Company by any holder of Senior Indebtedness, unless and until such event of default has been cured or waived or ceases to exist.

(b) All present and future Senior Indebtedness, which will include interest accruing after the commencement of any proceeding, assignment or marshaling of assets described below, will first be paid in full before any payment, whether in cash, securities or other property, will be made by the Company on account of the ICONs in the event of: (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property; (ii) any proceeding for liquidation, dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings; (iii) any general assignment by the Company for the benefit of creditors; or (iv) any other marshaling of the Company’s assets.

(c) In event clause (a) or (b) above is applicable, payments that would otherwise be made on the ICONs will generally be paid to the holders of Senior Indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the Senior Indebtedness is paid in full. If the payments on the ICONs are in the form of the Company’s securities or those of any other corporation under a plan of reorganization or readjustment and are subordinated to outstanding Senior Indebtedness and to any securities issued with respect to such Senior Indebtedness under a plan of reorganization or readjustment, they will be made to the holders of Senior Indebtedness and then, if any amounts remain, to the holders of the ICONs. No present or future holder of any Senior Indebtedness will be prejudiced in the right to enforce the subordination of the ICONs by any act or failure to act on the part of the Company.

(d) In the event that, notwithstanding any of the foregoing prohibitions, the Trustee or the holders of the ICONs receive or hold any payment on account of or in respect of the ICONs at a time when a responsible officer of the Trustee or such holder has actual knowledge that such payment should not have been made to it, the Trustee or such holder, as the case may be, will hold such payment in trust for the benefit of, and, upon written request, will pay it over to, the holders of the Senior Indebtedness or their agents or representatives, for application to the payment of all principal, premium, if any, and interest or any other amounts then payable with respect to any Senior Indebtedness.

(e) Senior indebtedness will only be deemed to have been paid in full if the holders of such Senior Indebtedness have received cash, securities or other property which is equal to the amount of the outstanding Senior Indebtedness.

After payment in full of all present and future Senior Indebtedness, holders of the ICONs will be subrogated to the rights of any holders of Senior Indebtedness to receive any further payments that are applicable to the Senior Indebtedness until all the ICONs are paid in full. In matters between holders of the ICONs and any other type of the Company’s creditors, any payments that would otherwise be paid to holders of Senior Indebtedness and that are made to holders of the ICONs because of this subrogation will be deemed a payment by the Company on account of Senior Indebtedness and not on account of the ICONs.

ARTICLE V

MISCELLANEOUS

Section 5.01 Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 5.02 Severability. In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.03 No Other Third Party Beneficiaries. Nothing in this First Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this First Supplemental Indenture.

Section 5.04 Ratification. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided and shall be read, taken and construed as one and the same instrument.

Section 5.05 Governing Law. The Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed in said state.

Section 5.06 No Representations by Trustee. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

Section 5.07 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed on the date or dates indicated in the acknowledgments and as of the day and year first above written.

STANCORP FINANCIAL GROUP, INC.

By:
		Name:	Eric E. Parsons
		Title:	Chairman, President and Chief Executive Officer

Attest:
Name:	Holley Y. Franklin
Title:	Corporate Secretary

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
		Name:	Cheryl Nelson
		Title:	Vice President

1

EXHIBIT A

(FORM OF FACE OF SECURITY)

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN SECTION 2.11 OF THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN SECTION 2.11 OF THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.	$

CUSIP No. 852891 AB6

STANCORP FINANCIAL GROUP, INC.

Fixed-to-Floating Rate Income Capital Obligation Note® due 2067

STANCORP FINANCIAL GROUP, INC., a corporation duly organized and existing under the laws of the State of Oregon (hereinafter called the “Company”), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of three hundred million dollars ($300,000,000) on June 1, 2067. Subject to Sections 2.02 and 2.05 of the First Supplemental Indenture, the Company further promises to pay interest on such principal sum (i) from and including May 29, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, to but excluding June 1, 2017 or the earlier redemption of this Note, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2007, at the rate of 6.900% per annum of the principal amount of the Securities (the “Fixed Rate Period”); and (ii) from and including June 1, 2017 or

1

from the most recent Interest Payment Date (as defined hereinafter) to which interest has been paid or duly provided for, to but excluding June 1, 2067, payable quarterly in arrears on June 1, September 1, December 1 and March 1 of each year, at the rate of Three-month LIBOR plus a margin equal to 2.51% of the principal amount of the Securities (the “Floating Rate Period”), until the principal hereof shall have become due and payable, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the applicable rate per annum, compounded on each applicable Interest Payment Date. Each date on which interest is payable pursuant to the foregoing clauses (i) and (ii) is referred to herein as an “Interest Payment Date,” except that the final Interest Payment Date shall be the Maturity Date.

The amount of interest payable for any full interest payment period during the Fixed Rate Period shall be computed on the basis of a 360-day year comprised of twelve 30-day months and during the Floating Rate Period on the basis of a 360-day year and the actual number of days elapsed. The amount of interest payable for any period shorter than a full Interest Period for which interest is computed shall be computed on the basis of 30-day months and, for periods of less than a 30-day month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable is not a Business Day, payment of the interest payable on such date shall be made (i) with respect to Interest Payment Dates during the Fixed Rate Period, on the next succeeding day that is a Business Day without any interest or other payment in respect of any such delay, and (ii) with respect to Interest Payment Dates during the Floating Rate Period, on the next succeeding day that is a Business Day, unless such date falls in the next calendar month, in which case the preceding Business Day, except that if any of the Interest Payment Dates during the Floating Rate Period falls on a date fixed for redemption or repayment, and such day is not a Business Day, the interest payment due on that date shall be postponed to the next day that is a Business Day without any interest or other payment in respect of any such delay in connection with such redemption or repayment. To the extent permitted by applicable law, interest not paid on the applicable Interest Payment Date shall accrue and compound on each Interest Payment Date, at a rate per year equal to the then applicable rate of interest until paid.

A “Business Day” shall mean any day other than (i) a Saturday, a Sunday or a legal holiday, and (ii) a day on which banking institutions or trust companies located in New York City or St. Paul, Minnesota are authorized or obligated by law to close, and, on or after June 1, 2017, a day which is not a London Banking Day. A “London Banking Day” shall mean any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England. For so long as the Securities are represented by one or more global certificates, interest in respect of each Security shall be payable on each Interest Payment Date to the person in whose name the Security is registered at the close of business on the Business Day next preceding the Interest Payment Date, which shall be the record date for such Interest Payment Date. In the event the Securities at any time are not represented solely by one or more global certificates, the Company may select different record dates, which shall be at least one Business Day before an Interest Payment Date.

The principal of and the interest hereon, as well as any premium hereon in case of redemption hereof prior to maturity, shall be payable in the coin or currency of the United States of America which at the time is legal tender for public and private debt, at the office or agency of

2

the Company maintained for that purpose in the City of St. Paul, Minnesota (which, unless changed, shall be the Corporate Trust Office of the Trustee). At the Company’s option, payments may also be made (i) by checks mailed on the relevant payment date by the Trustee to the holders entitled thereto at their registered addresses or (ii) to a holder of $1,000,000 or more in aggregate principal amount hereof who has delivered a written request to the Trustee at least 14 days prior to the relevant payment date electing to have payments made by wire transfer to a designated account in the United States, by wire transfer of immediately available funds to such designated account; provided that, in either case, the payment of principal with respect hereto will be made only upon surrender hereof to the Trustee.

The payment of principal (and premium, if any) and interest on the Securities, to the extent provided in the Indenture, will be subordinated to the prior payment in full of all of the Company’s present and future Senior Indebtedness (including any trust preferred securities of statutory trusts and related securities).

REFERENCE IS MADE HEREBY TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

(Remainder of page left intentionally blank)

3

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

STANCORP FINANCIAL GROUP, INC.

By:
		Name:	Eric E. Parsons
		Title:	Chairman, President and Chief Financial Officer

Attest:
Name:	Holley Y. Franklin
Title:	Corporate Secretary

Dated: May , 2007

4

Certificate of Authentication

This is one of the Notes of the series of Securities described in the within-mentioned Indenture.

Dated May     , 2007

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

5

REVERSE OF SECURITY

This Note is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under the Subordinated Debt Securities Indenture, dated as of May 21, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 29, 2007 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. The terms of the Securities include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect from time to time (the “TIA”). The Securities are subject to all such terms, and holders of the Securities are referred to the Indenture and the TIA for a statement of such terms. This Note is one of the series designated on the face hereof, limited in initial aggregate principal amount of $300,000,000; provided, however, that the aggregate principal amount of the Securities may be increased in the future without the consent of the holders of the Securities on the same terms and conditions as the Securities, except for issue date, issue price and, if applicable, the initial Interest Payment Date. Additional Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding Securities unless such additional Securities will not be treated a fungible with the previously issued and outstanding Securities for U.S. federal income tax purposes.

The Company may, on one or more occasions, so long as no Event of Default with respect to the Securities has occurred and is continuing, elect to defer one or more interest payments thereon at any time and from time to time for up to five consecutive years (which may include a combination of semi-annual and quarterly Interest Periods) without being subject to the Alternative Payment Mechanism described in the Indenture (unless the Company elects to pay deferred interest). Further, the Company may defer interest payments on the Securities for a total of up to ten consecutive years due to one or more Market Disruption Events, as described in the Indenture, without giving rise to an Event of Default and acceleration under the Indenture. Upon payment of all accrued and unpaid deferred interest on the Securities, the Company may again elect to defer interest as provided in Section 2.02(e) of the First Supplemental Indenture, but in no event may any Optional Deferral Period extend beyond the Maturity Date. The Company is subject to certain restrictions during any Optional Deferral Period, as set forth in Section 2.03 of the First Supplemental Indenture.

On the fifth anniversary of the beginning of an Optional Deferral Period (if on such date such Optional Deferral Period has not ended) or, if earlier, immediately following the first Interest Payment Date during an Optional Deferral Period on which the Company elects to pay current interest, the Company is obligated to continuously use its Commercially Reasonable Efforts to issue Qualifying Securities and/or, at the Company’s option, its Qualifying Warrants until it has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest on the Securities that shall be accrued and unpaid as of the next Interest Payment Date (other than interest accruing during the final interest period of the

6

Securities, which can be paid from any source). Such obligation shall continue until all accrued and unpaid deferred interest has been paid in full. The Company’s obligation to use Commercially Reasonable Efforts to issue Qualifying Securities and/or, at its option, Qualifying Warrants to satisfy its obligation to pay accrued and unpaid deferred interest is subject to Market Disruption Events and the instructions or rulings of any Applicable Regulatory Authority, and does not apply on the Final Maturity Date, or the Acceleration Date of the Securities or in the case of a Business Combination.

In complying with its obligations in respect of the Alternative Payment Mechanism, in no event shall the Company: (i) be required to issue Common Stock or Qualifying Warrants prior to the fifth anniversary of the commencement of an Optional Deferral Period to the extent that the number of such shares of Common Stock and the shares underlying such Qualifying Warrants, as of the date of their issuance, would exceed 2% of the total number of issued and outstanding shares of the Company’s Common Stock as of the date of the Company’s most recent publicly available consolidated financial statements; (ii) be permitted to issue Mandatorily Convertible Preferred Stock and Perpetual Non-cumulative Preferred Stock to the extent that the net proceeds of any issuance of Mandatorily Convertible Preferred Stock and/or Perpetual Non-cumulative Preferred Stock applied, together with the net proceeds of all prior issuances of any still-outstanding Mandatorily Convertible Preferred Stock and/or Perpetual Non-cumulative Preferred Stock applied during the current and all prior Optional Deferral Periods to pay interest on the Securities pursuant to the Alternative Payment Mechanism, would exceed 25% of the aggregate principal amount of the Securities initially issued under the Indenture; or (iii) be obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the Securities; however, the Company may, at the Company’s option, issue Qualifying Warrants and use the proceeds from such issuance to pay deferred interest on the Securities, subject to clause (i) above.

The Company shall have the right to redeem the Securities before their maturity on any Interest Payment Date: (i) in whole or in part, on one or more occasions at any time on or after June 1, 2017, at a cash redemption price equal to the Par Redemption Amount; (ii) in whole or in part, on one or more occasions at any time prior to June 1, 2017, in cases not involving a “Tax Event” or “Rating Agency Event,” (each as defined hereinafter) at a cash redemption price equal to the greater of (A) the Par Redemption Amount and (B) the Make-whole Redemption Amount (as defined hereinafter); (iii) in whole, but not in part, at any time prior to June 1, 2017 and within 180 days after the occurrence of a “Tax Event,” at a cash redemption price equal to the Par Redemption Amount; or (iv) in whole, but not in part, at any time prior to June 1, 2017 and within 180 days after the occurrence of a “Rating Agency Event” at a cash redemption price equal to the greater of the Par Redemption Amount or the Special Event Make-whole Redemption Amount (each as defined hereinafter). As used herein:

“Par Redemption Amount” means a cash redemption price of 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest, together with any Compounded Interest (as defined in the Indenture), to the extent permitted by law, on such Securities to the redemption date.

“Make-whole Redemption Amount” means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal

7

(discounted from June 1, 2017) and interest that would have been payable to and including June 1, 2017 (discounted from their respective Interest Payment Dates) on the Securities to be redeemed (not including any portion of such payments of interest accrued to the redemption date) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points; plus accrued and unpaid interest, together with any Compounded Interest, on the principal amount of the Securities being redeemed to the redemption date.

“Special Event Make-whole Redemption Amount” means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal (discounted from June 1, 2017) and interest that would have been payable to and including June 1, 2017 (discounted from their respective Interest Payment Dates) on the Securities to be redeemed (not including any portion of such payments of interest accrued to the redemption date) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points; plus accrued and unpaid interest, together with any Compounded Interest, on the principal amount of the Securities being redeemed to the redemption date.

For purposes of the preceding definitions:

“Treasury Rate” means, with respect to any date of redemption, the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated H. 15(519) or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the term remaining from the early redemption date to June 1, 2017) yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Premium Calculation Agent” means U.S. Bank National Association, or any other firm appointed by the Company or, if that firm is unwilling or unable to select the Comparable Treasury Issue or calculate the Make-whole Redemption Amount or Special Event Make-whole Redemption Amount, an investment banking institution of national standing appointed by the Company.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Premium Calculation Agent as having a maturity comparable to the term remaining from the early redemption date to June 1, 2017 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable term.

8

“Comparable Treasury Price” means, with respect to an early redemption date (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Premium Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Merrill Lynch & Co. and its successors, provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) the Company will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Premium Calculation Agent after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any early redemption date, the average, as determined by the Premium Calculation Agent, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Premium Calculation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Tax Event” means the receipt by the Company of an opinion of counsel, rendered by a law firm with experience in such matters, to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision interpreting or applying such laws or regulations, or (c) a threatened challenge asserted in connection with an audit of the Company or any of its subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge becomes publicly known on or after the date of initial issuance of the Securities, there is more than an insubstantial increase in the risk that interest accruing or payable by the Company on the Securities is not or, at any time subsequent to the Company’s receipt of such opinion, will not be, wholly deductible by the Company for U.S. Federal income tax purposes.

“Rating Agency Event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that currently publishes a rating for the Company (a “Rating Agency”) to its equity credit criteria for securities such as the Securities, as such criteria is in effect on May 23, 2007 (the “Current Criteria”), which change results in (i) the length of time for which such current equity credit is scheduled to be in effect is shortened with respect to the Securities, or (ii) a lower equity credit being given to the Securities as of the date of such change than the equity credit that would have been assigned to the Securities as of the date of such change by such Rating Agency pursuant to its Current Criteria.

9

With respect to any redemption of Securities as a result of a Tax Event or a Rating Agency Event, the date fixed for such redemption will be within 180 days following the occurrence of the Tax Event or Rating Agency Event, as applicable; provided, however, that if at that time the Company is able to eliminate, within the 180-day period, the Tax Event or the Rating Agency Event by taking some ministerial action (such as making an election or filing a form) that has no adverse effect on the Company or the holders of the Securities, the Company shall pursue such action in lieu of redemption. The Company may not redeem the Securities while it is pursuing such measure.

The Company shall mail, or cause the trustee to mail, notice of every redemption of Securities by first class mail, postage prepaid, addressed to the holders of record of the Securities to be redeemed at their respective last addresses appearing on the register. Such mailing will be not less than 15 days and not more than 30 days before the date fixed for redemption (each, a “Notice Date”). Any notice mailed as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder of such Securities receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing of such notice, to any holder of Securities designated for redemption will not affect the redemption of any other Securities. Each notice will state (i) the redemption date; (ii) the redemption price; (iii) that the Securities are being redeemed pursuant to the Indenture or the terms of the Securities together with the facts permitting such redemption; (iv) if less than all outstanding Securities are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Securities to be redeemed; (v) the place or places where the Securities are to be redeemed; and (vi) that interest on the Securities to be redeemed will cease to accrue on the redemption date.

Any Securities to be redeemed pursuant to the aforementioned notice will, on the date fixed for redemption, become due and payable at the redemption price. From and after such date such Securities will cease to bear interest. Upon surrender of any such Securities for redemption in accordance with said notice, such Securities will be paid by the Company at the redemption price, subject to certain conditions described in the Indenture. If any Securities called for redemption are not so paid upon surrender thereof for redemption, the redemption price will, until paid, bear interest from the redemption date at the rate prescribed therefor in the Securities. Any Securities redeemed only in part will be surrendered in accordance with the provisions of the Indenture. In exchange for the unredeemed portion of such surrendered Securities, new Securities in an aggregate principal amount equal to the unredeemed portion will be issued.

By accepting this Note, each holder agrees that if there is an Insolvency Event in respect of the Company prior to the Maturity Date, such holder shall have no claim for, and thus no right to receive Foregone Interest, as set forth in Section 2.02(f) of the First Supplemental Indenture.

The Indenture provides for Events of Default with respect to the Securities in Section 3.01 of the First Supplemental Indenture. If an Event of Default occurs in respect of any outstanding Security, the Trustee or the holders of not less than 25% in principal amount of the outstanding Securities may declare the principal amount, premium, if any, and all accrued and unpaid interest (other than Foregone Interest, if any), to be due and payable immediately by written notice thereof to the Company, and to the Trustee if given by the holders of the Securities, subject to the terms of the Indenture; provided that, in the case of an Event of Default pursuant to Sections 3.01(c) and 3.01(d) of the Indenture, acceleration will be automatic. However, the payment of principal, premium, if any, and interest on the Securities will remain subordinated to the extent provided in Article IV of the Indenture.

10

The Indenture provides restrictive covenants with respect to the Securities as set forth in Article Four of the Base Indenture.

The Securities will not be subject to a sinking fund provision.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Securities of this series upon compliance by the Company with certain conditions set forth therein.

The Company agrees and, by investing in the Securities, each beneficial owner agrees, to treat the Securities as indebtedness for U.S. federal income tax purposes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed (subject to the deferral and other rights of the Company described in the Indenture).

The Securities shall be issued in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The registered holder of this Note shall be treated as its owner for all purposes. This Note is exchangeable for Securities in certificated form only under certain limited circumstances set forth in the Indenture.

All capitalized terms used in this Note and not defined herein shall have the meaning assigned to them in the Indenture.

U.S. Bank National Association, the trustee, will act as principal paying agent, calculation agent and Security Registrar for the Securities.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

11